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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
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Contact:  William Slater
          Chief Financial Officer
          (408) 943-9403

                  SYMMETRICOM ADOPTS SHAREHOLDER RIGHTS PLAN

San Jose, California, August 9, 2001 - Symmetricom(R), Inc. (Nasdaq: SYMM) today announced that its Board of Directors has adopted a Shareholder Rights Plan. Under the Rights Plan, Rights will be distributed as a dividend at the rate of one Right for each share of Symmetricom common stock held by shareholders of record as of the close of business on August 21, 2001.

The Rights Plan is designed to enable all Symmetricom shareholders to realize the full value of their investment and to provide for fair and equal treatment for all shareholders in the event that an unsolicited attempt is made to acquire Symmetricom. The adoption of the Rights Plan is intended as a means to guard against abusive takeover tactics.

The Rights will be distributed as a non-taxable dividend and will expire ten years from the date of adoption of the Rights Plan. The Rights will be exercisable only if a person or group acquires 15 percent or more of Symmetricom's common stock. If a person or group acquires 15 percent or more of Symmetricom's common stock while the Rights Plan remains in place, all Rights holders, except the acquiring person or group, will be entitled to buy Symmetricom common stock at a discount. The effect will be to discourage acquisitions of 15 percent or more of Symmetricom's common stock in the absence of negotiations with the Board.

The Rights will trade with Symmetricom's common stock unless and until they are separated upon the occurrence of certain future events. Symmetricom's Board of Directors may terminate the Rights Plan at any time or redeem the Rights prior to the time a person or group acquires 15 percent or more of Symmetricom's Common Stock. Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all shareholders following the record date, and a copy of the Rights Plan will be filed shortly with the Securities and Exchange Commission.

About Symmetricom

Symmetricom(R), Inc. (NASDAQ: SYMM - news), is the leading global provider of
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network synchronization and timing systems as well as value-based broadband-
over-copper solutions. Symmetricom's solutions based products are presently installed in the communications networks of more than 70 countries worldwide. Symmetricom products benefit the world's service providers with improved quality, increased efficiency, lower operational costs and reduced network downtime. Symmetricom's network access products extend the reach and performance of today's high-speed data networks. Together, Symmetricom's synchronization and broadband solutions is Making the Net...Work for Everyone. For more information, please visit Symmetricom's web site at http://www.symmetricom.com.
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Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the
`safe harbor" provisions of the Private Securities Litigation Reform Act of
1995.  Such statements include, without limitation, statements regarding the
anticipated benefits and expected consequences of the Rights Plan.   These
forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of factors that may cause results to differ, see Symmetricom's SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 and its Annual Report on Form 10-K for the fiscal year ended June 30, 2000. These forward-looking statements
speak only as of the date hereof.   Symmetricom disclaims any intent or
obligation to update these forward-looking statements.

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